UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

Revvity, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 4th Avenue Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	RVTY	The New York Stock Exchange
1.875% Notes due 2026	RVTY 26	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On January 7, 2025, Revvity, Inc. (“Revvity”) entered into an unsecured revolving credit facility (the “Credit Agreement”) with Revvity and Revvity Health Sciences, Inc. as Borrowers (the “Borrowers”), Bank of America, N.A. as Administrative Agent, Swing Line Lender and an L/C Issuer, the Lenders party thereto and the other L/C Issuers party thereto. JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, PNC Bank, National Association and Wells Fargo Bank, National Association acted as Syndication Agents and BofA Securities, Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners. The Credit Agreement provides for a $1.5 billion committed unsecured revolving credit facility available through January 7, 2030.

This Credit Agreement replaces the unsecured revolving credit agreement (the “Prior Credit Agreement”) dated as of August 24, 2021, as amended, among Revvity, Revvity Health Sciences, Inc. and the other borrowers party thereto, as borrowers, Bank of America, N.A. as administrative agent and the lenders from time to time party thereto. The Prior Credit Agreement provided for a $1.5 billion unsecured revolving credit facility available through August 24, 2026.

Borrowings made pursuant to the Credit Agreement will bear interest, payable quarterly or, if earlier, at the end of any interest period, at Revvity’s option at either (a) the base rate, as described in the Credit Agreement, or (b) the term SOFR rate, as described in the Credit Agreement, in each case plus a percentage spread based on the credit rating of Revvity’s debt.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among others, limitations on Revvity and its subsidiaries with respect to liens, incurrence of indebtedness by subsidiaries of Revvity, and mergers and acquisitions. The Credit Agreement contains a debt-to-capitalization ratio covenant applicable so long as Revvity’s debt is rated Investment Grade (as defined in the Credit Agreement). This covenant is replaced by leverage ratio and interest coverage ratio covenants under certain circumstances. The Credit Agreement also contains customary events of default (with customary grace periods, as applicable). Revvity may use the proceeds of borrowings under the Credit Agreement for working capital, capital expenditures, repurchases of equity and dividends and distributions, acquisitions, payment of fees and expenses incurred in connection with the Credit Agreement and the termination of the Prior Credit Agreement and other general corporate purposes.

Revvity has from time to time had banking relationships with the parties to the Prior Credit Agreement and the Credit Agreement.

As of January 7, 2025, the Borrowers have no borrowings and $4.2 million of letters of credit outstanding under the Credit Agreement.

The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On January 7, 2025, the Prior Credit Agreement was terminated. There were no borrowings and $4.2 million of letters of credit outstanding under the Prior Credit Agreement at the time of its termination. The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information reported under Item 1.01 “Entry into a Material Definitive Agreement” above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Credit Agreement, dated as of January 7, 2025, among Revvity, Inc. and Revvity Health Sciences, Inc. as Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and an L/C Issuer, the Lenders party thereto and the other L/C Issuers party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVVITY, INC.

Date: January 7, 2025	By:	/s/ John L. Healy
John L. Healy
Vice President and Assistant Secretary